Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-35774, 333-90734, 333-106012 and 333-116188) pertaining to the PRAECIS PHARMACEUTICALS INCORPORATED Third Amended and Restated 1995 Stock Plan and Second Amended and Restated Employee Stock Purchase Plan, of our report dated January 20, 2006, with respect to the consolidated financial statements of PRAECIS PHARMACEUTICALS INCORPORATED included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 14, 2006